Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Nexstar Media Group, Inc. of our report dated February 26, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Nexstar Media Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP

Dallas, TX

July 11, 2019